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Supplement dated October 3, 2003, to Prospectus Supplement dated September 23,
2003 and to Prospectus dated September 23, 2003.


                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-105935






                    LB-UBS COMMERCIAL MORTGAGE TRUST 2003-C7
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-C7
                   CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4,
                          CLASS B, CLASS C AND CLASS D

SUPPLEMENT DATED OCTOBER 3, 2003 TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23,
2003

GENERAL

         This is a supplement to the Prospectus Supplement dated September 23, 2003 (the "Prospectus Supplement"), relating to the above-referenced commercial mortgage pass-through certificates. The Prospectus Supplement should be read in conjunction with and as corrected by this supplement. Capitalized terms used but not otherwise defined in this supplement have the respective meanings assigned to them in the glossary to the Prospectus Supplement.

FOOTNOTES TO ANNEX A-1

         The footnotes to Annex A-1 of the Prospectus Supplement are not set forth in the proper order. Footnote (16) under the heading "Footnotes to Annex A-1", which relates to the Administrative Cost Rate for the Berkeley & Brown Buildings Mortgage Loan, is actually footnote (30) as reflected on Annex A-1. Each of footnotes (17) through (30) under the heading "Footnotes to Annex A-1" are actually footnotes (16) through (29), respectively, as reflected on Annex A-1. When reviewing Annex A-1 to the Prospectus Supplement, prospective investors should refer to the footnotes under the heading "Footnotes to Annex A-1" as reordered in accordance with this supplement to the Prospectus Supplement.

PRICES REFLECTED ON ANNEX C-1

         Notwithstanding any statements to the contrary on Annex C-1 to the Prospectus Supplement or under the heading "Yield and Maturity Considerations--Yield Sensitivity" in the Prospectus Supplement, the assumed purchase prices set forth in each of the tables on Annex C-1 are not expressed in 32nds, but rather in 100ths, as a percentage of the initial total principal balance of each class of offered certificates. For example, 99.75 means 99.75%.